UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 16, 2006

Tyson Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-14704

(Commission File Number)

71-0225165

(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999

(479) 290-4000

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Not applicable

(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 –	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Tyson Foods, Inc. (the “Company”) presently maintains the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers (the “Executive Incentive Plan”), which was approved by the Company’s shareholders during fiscal 2005. The Executive Incentive Plan provides for cash bonus eligibility for members of the Company’s senior management team designated by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) based on performance measures established by the Compensation Committee.

On November 16, 2006, the Compensation Committee designated the eligible participants and determined that achievement of a threshold Adjusted EBIT (earnings before interest and taxes after adjustment for extraordinary items) amount would be the performance measure under the Executive Incentive Plan for fiscal year 2007. Richard L. Bond, President and Chief Executive Officer; and Greg Lee, Chief Administrative Officer and President, International, were designated as eligible participants under the Executive Incentive Plan. The individual annual incentive bonuses for which Messrs. Bond and Lee are eligible will be determined by (1) taking the amount by which Adjusted EBIT exceeds $570,000,000 up to $1,036,000,000 multiplied by the percentage set forth in column (a) below by each participant’s name and (2) adding to that product, if applicable, the amount by which Adjusted EBIT exceeds $1,036,000,000 multiplied by the percentage set forth in column (b) below by each participant’s name:

Participant	Column (a)	Column (b)
Richard L. Bond . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.60%	0.75%
Greg W. Lee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	0.40%	0.125%

However, in no event will either Messrs. Bond or Lee be eligible to receive an annual incentive bonus payment in excess of $10,000,000.

Also on November 16, 2006, the Compensation Committee adopted the Cost Management Incentive Plan (the “CMI Plan”), pursuant to which members of the Company’s management team, including the Company’s principal executive officer, principal financial officer and other named executive officers, may receive a one time cash bonus. Under the CMI Plan, amounts will be added to the Company’s bonus pools for officers and management if the cost savings goals for fiscal year 2007, as described in the following schedule, are met:

Cost Savings Achieved	Amount Added to Bonus Pools
$170,000,000 or less	$0
$170,000,001 to $180,000,000	$5,000,000
$180,000,001 to $190,000,000	$7,500,000
$190,000,001 to $200,000,000	$10,000,000
$200,000,001 to $210,000,000	$12,500,000
$210,000,001 and above	$15,000,000

No bonuses will be paid pursuant to the CMI Plan if actual cost savings for fiscal year 2007 are less than $170 million. The Company’s accounting group will compile the fiscal year 2007 results and provide quarterly updates to management. Senior management will review overall results by groups and may use discretion in allocating CMI Plan bonus pool dollars based on such results. Bonuses received under the CMI Plan will be allocated in a manner similar to the allocations made by the Company under its standard EBIT based bonus program and the Executive Incentive Plan; however, the bonuses under the CMI Plan will be independent of cash bonuses payable to members of management under the standard EBIT bonus program and to senior executive officers under the Executive Incentive Plan.

Also on November 16, 2006, the Compensation Committee approved a separate grant of 500,000 non-qualified performance-based stock options (the “Options”) under the Tyson Foods, Inc. 2000 Stock Incentive Plan to Mr. Bond. The terms and conditions of the Options are set forth in the Nonqualified Stock Option Award agreement (the “Grant Agreement”) dated November 17, 2006 (the “Grant Date”).

Under the terms of the Grant Agreement, the Options will expire upon the earlier of: (i) the tenth anniversary of the Grant Date; (ii) three months following the date Mr. Bond ceases to be an employee of the Company for any reason other than death, disability, or retirement after attaining at least age 62; or (iii) one year following the date the Options vest if Mr. Bond ceases to be an employee of the Company due to death, disability, or retirement after attaining at least age 62.

The Options will vest on December 31, 2009 if earnings per share, based on the operating earnings of the Company for the 2009 fiscal year, are at least $1.34 and Mr. Bond remains continuously employed by the Company through December 31, 2009, or his employment terminates prior to that date because of death, disability, or retirement after attaining at least age 62. Notwithstanding the foregoing, the Options will also vest upon a termination of employment by the Company other than for cause, upon a termination of employment by Mr. Bond for “good reason” (as defined in Mr. Bond’s employment agreement), or upon a change of control of the Company.

The foregoing description of the Options and the Grant Agreement does not purport to be complete and is qualified in its entirety by reference to the Grant Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01 –	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

10.1	Nonqualified Stock Option Award Pursuant to the Tyson Foods, Inc. 2000 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.
Date: November 22, 2006	By:	/s/ R. Read Hudson
	Name:	R. Read Hudson
	Title:	Vice President, Associate General Counsel and Secretary

Tyson Foods, Inc.

Current Report On Form 8-K

Dated November 22, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	Nonqualified Stock Option Award Pursuant to the Tyson Foods, Inc. 2000 Stock Incentive Plan

4